Exhibit 99.1

News

COSTCO WHOLESALE CORPORATION REPORTS SECOND QUARTER AND

YEAR-TO-DATE OPERATING RESULTS FOR FISCAL 2005 AND FEBRUARY SALES RESULTS

ISSAQUAH, Wash., March 2, 2005 — Costco Wholesale Corporation (Nasdaq: COST) announced today its operating results for the second quarter (12 weeks) and first half (24 weeks) of fiscal 2005, both ended February 13, 2005.

Net sales for the second quarter of fiscal 2005 increased 10% to $12.41 billion from $11.33 billion during the second quarter of fiscal 2004. Net income for the second quarter of fiscal 2005, which included certain one-time items, increased 35% to $305.5 million, or $.62 per diluted share, compared to $226.8 million, or $.48 per diluted share, during the second quarter of fiscal 2004.

Net income during the quarter was positively impacted by a one-time $52.1 million income tax benefit (covering the years 1996-2003) resulting primarily from the settlement of a transfer pricing dispute between the United States and Canada. Additionally, in response to the Securities and Exchange Commission’s recent letter concerning accounting standards related to leases, the Company adjusted its method of accounting for leases (entered into over the past twenty years), primarily related to ground leases at certain owned warehouse locations that did not require rental payments during the period of construction. A cumulative pre-tax, non-cash charge of $16.0 million was recorded as a preopening expense in the second quarter of fiscal 2005. Prior periods’ financial results will not be restated due to the immateriality of this amount to the consolidated statements of income and consolidated balance sheets. Without the impact of the $52.1 million income tax benefit and the $16.0 million ($10.0 million after-tax) cumulative charge to preopening expenses, net income for the second quarter of fiscal 2005 would have been $263.3 million or $.54 per share, reflecting a 16% increase in net income over the second quarter of the prior year and an income tax rate for the quarter of 37.54%.

Net sales for the first half of fiscal 2005 increased 10% to $23.75 billion from $21.64 billion during the first half of fiscal 2004. Net income for the first half of fiscal 2005 increased 29% to $498.6 million, or $1.02 per diluted share, compared to net income for the first half of fiscal 2004 of $387.0 million, or $.82 per diluted share. Without the impact of the second quarter tax benefit and the cumulative charge to preopening expenses (above), net income for the first half of fiscal 2005 would have been $456.5 million, or $.94 per diluted share, reflecting an 18% increase over the first half of the prior year.

Comparable sales for the fiscal second quarter (12 weeks) and fiscal first half (24 weeks) of fiscal 2005, both ended February 13, 2005, were as follows:

	12 Weeks	24 Weeks
US	6%	6%
International	12%	10%
Total Company	7%	7%

Reported net sales were reduced by the implementation of Emerging Issues Task Force Issue No. 03-10 (“EITF 03-10”), “Application of Issue No. 02-16 by Resellers to Sales Incentives Offered to Consumers by Manufacturers,” which was effective at the beginning of the Company’s fiscal 2004 third quarter on February 16, 2004. Had sales for the 12-week and 24-week periods last year been reported under EITF 03-10, total Company reported net sales increases would have been 11 percent and 11 percent, respectively, and total Company comparable sales increases would have been 8 percent and 8 percent, respectively.

The Company today also reported net sales of $3.78 billion for the 4-week retail reporting month of February, the four weeks ended February 27, 2005, an increase of 9% from $3.46 billion in the same four-week period of the prior fiscal year. For the 6-month retail reporting period of September through February, the twenty-six weeks ended February 27, 2005, which includes the first two weeks of the Company’s fiscal third quarter, the Company reported net sales of $25.62 billion, an increase of 10% from $23.38 billion during the comparable period of the prior fiscal year.

Comparable sales for the 4-week retail-reporting month of February and the 26-week retail-reporting period of September through February are as follows:

	4 Weeks	26 Weeks
US	5%	6%
International	14%	10%
Total Company	7%	7%

Had sales for the 4-week and 26-week periods last year been reported under EITF 03-10, total Company reported net sales increases would have been 10 percent and 10 percent, respectively, and total Company comparable sales increases would have been 7 percent and 8 percent, respectively.

Costco currently operates 451 warehouses, including 333 in the United States, 64 in Canada, 15 in the United Kingdom, five in Korea, four in Taiwan, five in Japan and 25 in Mexico. The Company also operates Costco Online, a U.S. electronic commerce web site, at www.costco.com; and earlier this week launched its Canada electronic commerce website, at www.costco.ca. The Company plans to open 14 to 16 additional new warehouses (including the relocation of three to four warehouses to larger and better-located facilities) prior to the end of its 2005 fiscal year end, on August 28, 2005.

A conference call to discuss these second quarter results is scheduled for 8:00 a.m. (PST) today (March 2, 2005) and is available via a webcast on www.costco.com (click on Customer Service, About Costco, and lastly “Webcasts”).

Certain statements contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects, or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions including exchange rates, the effects of competition and regulation, consumer and small business spending patterns and debt levels, rising costs associated with employees (including health care and workers’ compensation costs), conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, and other risks identified from time to time in the Company’s public statements and reports filed with the SEC.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203
Bob Nelson, 425/313-8255
Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(unaudited)

	12 Weeks Ended		24 Weeks Ended
	February 13, 2005	February 15, 2004	February 13, 2005	February 15, 2004
REVENUE
Net sales	$12,412,578	$11,330,214	$23,752,522	$21,640,036
Membership fees	245,499	218,760	483,558	430,416

Total revenue	12,658,077	11,548,974	24,236,080	22,070,452
OPERATING EXPENSES
Merchandise costs	11,056,064	10,101,977	21,188,551	19,322,099
Selling, general and administrative	1,185,122	1,084,605	2,316,808	2,117,018
Preopening expenses	22,996	4,216	33,381	14,341
Provision for impaired assets and closing costs	4,000	3,000	6,800	7,000

Operating income	389,895	355,176	690,540	609,994
OTHER INCOME (EXPENSE)
Interest expense	(8,980)	(8,261)	(18,622)	(16,736)
Interest income and other	24,779	13,072	40,369	20,975

INCOME BEFORE INCOME TAXES	405,694	359,987	712,287	614,233
Provision for income taxes	100,242	133,195	213,682	227,266

NET INCOME	$305,452	$226,792	$498,605	$386,967

NET INCOME PER COMMON SHARE:
Basic	$0.64	$0.49	$1.06	$0.85

Diluted	$0.62	$0.48	$1.02	$0.82

Shares used in calculation (000’s)
Basic	474,221	458,228	470,034	457,929
Diluted	493,700	481,537	491,714	480,885
Dividends per share	$0.10	$—	$0.20	$—